Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Madison Square Garden Sports Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-207183) on Form S-8 of Madison Square Garden Sports Corp. of our reports dated August 28, 2020, with respect to the consolidated balance sheets of Madison Square Garden Sports Corp. as of June 30, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity and redeemable noncontrolling interests for each of the years in the three-year period ended June 30, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of June 30, 2020, which reports appear in the June 30, 2020 annual report on Form 10‑K of Madison Square Garden Sports Corp.

Our report refers to a change in the accounting method for leases effective July 1, 2019 due to the adoption of Accounting Standards Codification (ASC) Topic 842, and for revenue effective July 1, 2018 due to the adoption of ASC Topic 606.

/s/ KPMG LLP

New York, New York
August 28, 2020